Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma to Hold Annual Meeting of Stockholders on June 9, 2017

INCLINE VILLAGE, NV, April 6, 2017 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today announced that the Company will hold its annual meeting of stockholders on Friday, June 9, 2017, at 10:00 a.m. Pacific Time for all stockholders of record on April 17, 2017. The meeting will take place at the Hyatt Regency Hotel in Incline Village, Nevada.

About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries.  In late 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, began making equity investments in commercial stage companies, the first being Noden Pharma DAC.  PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.  PDL is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.